Exhibit 23.9

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of BP Midstream Partners LP of our report dated February 26, 2016, relating to the financial statements of Mars Oil Pipeline Company LLC, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas September 8, 2017